Exhibit 10.1

KEY EXECUTIVE RETENTION AGREEMENT

This Key Executive Retention Agreement (this “Agreement”), dated as of May 17, 2024 is by and between MarineMax, Inc., a Florida corporation (the “Company”), and Manuel Alvare, III (the “Executive”).

Background

The Company is in the business of selling and servicing new and used recreational boats and marine products and services; it also provides yacht brokerage, yacht management, crew placement, financing and insurance services and charter services. The geographical scope of its services is, as of the date of this Agreement, throughout North America, the Caribbean, Europe and parts of Asia. The Executive desires either: (a) to continue employment with the Company or (b) to become employed by the Company and has represented to the Company that the Executive does not have any agreements or obligations with any entity (including any prior employer) that would limit the Executive’s ability to provide services to the Company. The Company desires to employ (or continue to employ) the Executive provided that, as an express condition of such employment, the Executive enters into this Agreement with the Company.

The Executive acknowledges that the Company’s confidential information, its relationships with its customers and vendors and, in particular, its trade secrets (including, without limitation, its sales procedures, arrangements with vendors and marketing strategies), have significant economic value to the Company, whether actual or potential, and should be protected from disclosure to or use by the Company’s competitors. The Executive further acknowledges that the Company has provided, or will provide, specialized training of significant value to the Executive. In the course of this training, the Executive has been, or will be, exposed to a great deal of confidential information about the Company, including its trade secrets.

The parties agree that: (a) this Agreement is supported by valuable consideration, receipt of which is acknowledged; (b) mutual promises and obligations are being made and undertaken by them; and (c) the Agreement is entered into voluntarily by them.

Accordingly, in consideration of the above and the mutual covenants and agreements set forth below, the parties agree as follows:

Terms

1.
Consideration. In exchange for the promises made by the Executive in this Agreement, the Company will provide to the Executive valuable consideration, including: (a) employment or continued employment, in an at-will capacity and (b) eligibility for severance in the event of the termination of the Executive’s employment.
2.
Duty of Loyalty; Best Efforts. The Executive agrees to provide services to the Company using reasonable care and with loyalty and honesty. During employment, the Executive agrees to devote the Executive’s best efforts, energies and skill in the performance of services to the Company and to devote full working time and attention exclusively to the business and affairs of the Company. The Executive agrees not to engage in any activity to the Company’s detriment

(whether reputational or otherwise), such as but not limited to working for (or providing any consulting services to) a Company competitor in any capacity during employment.
3.
Company Documents and Property. The Executive agrees that all memoranda, books, papers, letters, documents and data (including all duplicates and electronic versions of those materials as well as other electronically created, generated, stored or transmitted information), as well as all computer hardware and software, credit cards, keys, telephones/mobile devices and similar items/property provided to the Executive by the Company, used by the Executive in providing services to the Company, or relating to the Company’s business and affairs (the “Company Documents/Property”) belong to the Company. The Executive agrees that all Company Documents/Property will be used by the Executive only in the course of providing services to the Company and only in its best interests. The Executive agrees to return to the Company all Documents/Property (including all duplicates and electronic versions), in an unaltered form, either at its request or at the end of the Executive’s employment (irrespective of the reason(s) for its end), with all Documents/Property being returned in good condition (ordinary wear and tear excepted), unencrypted and not password protected.
4.
Confidential Information. The Company will provide the Executive, or permit the Executive to acquire, be exposed to, and/or have access to, documents, data, and information of the Company and/or its customers or vendors which is sensitive, confidential, proprietary and/or a trade secret (“Confidential Information”). The Executive acknowledges that the Company has a unique method of doing business consisting of a variety of trade secrets and other Confidential Information and that the Executive has had, or will have, access to these valuable trade secrets. Such Confidential Information will include specialized training delivered or provided to the Executive. At all times, both during and after employment, the Executive shall retain all Confidential Information in confidence and not disclose it or use it other than in the Company’s best interests and only when such disclosure or use is required for the Executive’s performance of services for the Company (subject at all times to the Executive’s compliance with all applicable laws, rules and regulations, including, without limitation, the United States securities laws, rules and regulations). As used in this Agreement, Confidential Information includes but is not limited to:
(a)
The Company’s standard operating and sales/marketing procedures, training materials, computer software and/or programs, forms, processes, know-how, scientific, technical, or product information, whether patentable or not, which is of value to the Company and not generally known outside the Company;
(b)
Confidential information about or obtained from third parties, including the Company’s customers and vendors concerning their products, business, business needs, equipment specifications, terms of supply or service contracts;
(c)
Personnel information, including information about the Company’s Executive’s personal or medical histories, compensation, benefits, terms and conditions of employment, evaluations, actual/proposed promotions and personnel actions, Executive training methods and materials;
(d)
Confidential business information of the Company, including financial information, marketing and business plans, strategies, projections, business opportunities,

customer identities or lists or contact information (including, without limitation, the identity of any past, present and prospective customers), sales techniques, sales and cost information, internal financial statements or reports, profit, loss, or margin information, and customer and vendor pricing information;
(e)
Trade secrets of the Company; and
(f)
Other information designated by the Company as Confidential Information, or that would otherwise appear to a reasonable person to be Confidential Information in the context and circumstances in which the information is disclosed or used, or that is deemed by law to be Confidential Information.

“Confidential Information” does not include information which has become generally known to the public through no act or omission of the Executive.

5.
Noncompetition and Nonsolicitation.
(a)
The Executive agrees that, during employment by the Company (or by any Company parent, affiliate or subsidiary), and for a period of 24 months after the termination of such employment (irrespective of the reason(s) for the end of employment), the Executive will not engage in a business, directly or indirectly, that sells, rents, brokers, provides storage for, or leases boating products or services or finance and insurance products or services anywhere in the United States and any other country in which the Company is doing business at the time of the termination of employment. The Executive acknowledges that the Company has operations throughout the United States and other countries and that his duties will involve, from time to time, interactions with customers, supplies and other employees throughout the United States and other countries. The term “engage in” shall include, but shall not be limited to, activities, whether direct or indirect, as proprietor, partner, shareholder, member, officer, director, landlord, principal, agent, Executive, employee, consultant, independent contractor, joint venturer, investor or lender; provided, however, that the ownership of not more than one percent (1%) in the aggregate by the Executive of the stock of a publicly held corporation shall not be included in such term.
(b)
In furtherance of, and without in any way limiting the restriction in Section 5(a) above, for the period specified in Section 5(a) above, the Executive shall not, directly or indirectly:
(i)
Request any past, present, or future customers, suppliers or vendors of the Company (or any Company parent, affiliate or subsidiary), directly or indirectly, to curtail or cancel their business with the Company (or any Company parent, affiliate or subsidiary);
(ii)
Solicit, canvas, or accept, or assist or authorize any other person to solicit, canvas, or accept, from any past, present, or future customers, suppliers or vendors of the Company (or any Company parent, affiliate or subsidiary), any business for any other person, firm or entity engaged in a business the same as, similar to, or in general competition with the business of the Company (or any Company parent, affiliate or subsidiary) being conducted within the territorial limits described in Section 5(a) above;

(iii)
solicit for employment, employ or agree to employ any Executive, employee, contractor or consultant of the Company (or of any Company parent, affiliate or subsidiary);
(iv)
Induce or attempt to influence any Executive, employee, contractor or consultant of the Company (or of any Company parent, affiliate or subsidiary) to terminate or change the nature of such Executive, employee, contractor or consultant’s employment or arrangement with the Company; or
(v)
make material preparations to engage in the activities prohibited by Section 5(a)(i)-(iv) above.

As used in this Section 5(b), “future customer” shall mean a customer with whom business will have been transacted between the date of this Agreement and the end of the term specified in Section 5(a) above.

6.
Severance.
(a)
Definitions. The following terms shall have the meanings set forth below:
(i)
“Change in Control” shall mean the occurrence of any of the following:
(i)
A merger, consolidation, sale of stock or assets, or other corporate transaction or disposition (in one transaction or a series of transactions) to any person or group (as defined in Rule 13d-5 under the Securities Exchange Act) other than an affiliate of the Company, but excluding any assignment as security for indebtedness, after which the stockholders of the Company immediately prior to the consummation of such transaction would not own more than 50% of the combined voting power of the surviving or resulting entity immediately following the consummation of such transaction;
(ii)
the sale, liquidation, distribution, or other disposition of 50% or more of the consolidated assets of the Company to any person or group (as defined in Rule 13d-5 under the Securities Exchange Act) other than an affiliate of the Company;
(iii)
a majority of the members of Company’s board of directors is replaced during any 12-month period by directors whose appointment is not endorsed by a majority of the members of the Company’s board of directors prior to the date of appointment or election; or
(iv)
approval by the Company’s shareholders of a definitive agreement or plan to liquidate or dissolve the Company.
(ii)
“Good Cause,” as it applies to the determination by the Company to terminate the employment of the Executive, shall mean any one or more of the following: (A) the Executive’s breach of the Executive’s duties to the Company to the extent not cured within 10 days after notice of such breach is delivered to the Executive, if such breach is curable, otherwise termination shall be immediate; (B) the Executive’s negligence in the performance or intentional nonperformance of any of the Executive’s material duties and responsibilities to the Company (including acts of insubordination); (C) the Executive’s dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company (including acts of insubordination); (D) the Executive’s commission of any act constituting a felony crime or the commission of any act involving moral turpitude or material dishonesty (including theft of Company property); (E) the Executive’s act or omission which causes or potentially could cause material harm to the Company’s reputation; (F) a confirmed positive illegal drug test result or (G) abuse of alcohol or prescription drugs on Company business. In the event of a termination by the Company for Good Cause, the Executive shall have no right to any severance under this Section 6.
(iii)
“Good Reason,” as it applies to the determination by the Executive to terminate the Executive’s employment with the Company shall mean that: (A) without the Executive’s prior written approval, the Executive’s annual base salary for a fiscal year is reduced to a level that is less than 80% of the base salary paid to the Executive during the prior fiscal year unless such reduction does not exceed the average of the reductions for all other persons designated by the Company as the executive officers or (B) a material breach of this Agreement by the Company. In order for an event to justify termination for Good Reason, the Executive must give written notice to the Company of such event within 30 days of its first occurrence and the Company must have 60 days to cure, if possible.
(iv)
“Employment Termination” shall mean the Executive no longer being an executive or employee of the Company as a result of a termination by: (A) the Company without Good Cause or (B) by the Executive with Good Reason.
(v)
“Securities Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.
(b)
The following provisions shall apply should: (A) the Company terminate the Executive’s employment without Good Cause or (B) the Executive terminate the Executive’s employment with Good Reason:
(i)
The Company shall pay to the Executive a bi-weekly payment (less applicable withholdings and deductions) for eighteen (18) consecutive months following the Employment Termination each payment equal to the average of the base salary and cash bonus paid to the Executive for the two prior full fiscal years divided by 26 yearly payments, and payable on such dates as would otherwise be paid by the Company.
(ii)
All options to purchase Common Stock of the Company held by the Executive shall continue to vest and shall be exercisable for eighteen (18) months following Employment Termination, up to their full term, to the extent that such vesting or exercise will not cause the Executive with respect to such options to be subject to any excise tax under Section 409A notwithstanding the Employment Termination.
(iii)
All time-based restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Executive that, as of Employment Termination, are not then subject to any performance conditions for vesting, shall vest and shall not be subject to any risk of forfeiture or repurchase.

(iv)
The Executive shall be entitled to receive all other accrued but unpaid benefits relating to vacations and other Executive perquisites through the date of Employment Termination, except that the Executive shall not continue to accrue vacation benefits or other Executive perquisites after the date of Employment Termination.

(c)
In the event that the Executive suffers an Employment Termination within twelve (12) months following a Change of Control, the Company shall pay to the Executive a bi-weekly payment (less applicable withholdings and deductions) for eighteen (18) consecutive months following the Employment Termination, each payment equal to the average of the base salary and cash bonus paid to the Executive for the three prior full fiscal years divided by 26 yearly payments, and payable on such dates as would otherwise be paid by the Company. Additionally, all time-based restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Executive that, as of Employment Termination, are not then subject to any performance conditions for vesting, shall vest and shall not be subject to any risk of forfeiture or repurchase.
(d)
The Company may terminate Executive’s employment in the event the Executive is disabled. The Executive shall be disabled if the Executive is unable to engage in any substantial gainful activity by reason of a medically determined physical or mental impairment expected to last at least twelve consecutive months or result in death, or if applicable, for at least three months the Executive is receiving income replacement benefits under a Company sponsored plan by reason of any medically determined physical or mental impairment expected to last at least twelve consecutive months or result in death, or if the Executive is determined to be disabled under a Company disability plan with a similar definition of disability. In the event Executive’s employment under this Agreement is terminated as a result of Executive’s disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, an amount equal to the average of the base salary and cash bonus paid to Executive for the two (2) prior full fiscal years, for one (1) year. In the event of such termination, all options to purchase Common Stock of the Company held by Executive shall thereupon vest and shall be exercisable for the maximum period of time, up to their full term, that will not cause Executive with respect to such options to be subject to any excise tax under Section 409A notwithstanding the termination of employment. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Executive which, as of the date of the disability of Executive, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Executive’s termination due to disability (as defined in this paragraph).
(e)
The employment of Executive shall terminate immediately upon Executive’s death provided that the Company shall pay to the estate of Executive an amount equal one and a half times (1.5x) the Executive’s base salary at that time. In the event of such termination, all options to purchase Common Stock of the Company held by Executive shall thereupon vest and shall be exercisable for the maximum period of time, up to their full term, that will not cause Executive with respect to such options to be subject to any excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) notwithstanding the termination of employment. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Executive which, as of the date of the death of Executive, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Executive’s death. The payment described in this Section, if payable, will be paid within ten (10) days after the Executive’s death.

(f)
The Company’s obligations under this Section 6 are contingent upon the Executive’s executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims the Executive may have against the Company (whether known or unknown) as of the date of Employment Termination in the form (with any blanks in Exhibit A being appropriately filled in) as provided by the Company no later than 60 days after the date of Employment Termination. If the above release is executed and delivered and no longer subject to revocation within 60 days after the date of Employment Termination, then the following shall apply:
(i)
To the extent any payments due to the Executive under this Section 6 are not “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Section 6 had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided in this Agreement. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced after the date of Employment Termination.
(ii)
To the extent any payments due to the Executive under this Section 6 above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the date of Employment Termination. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to such date under the terms of this Section 6 had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided in this Agreement. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the date of Employment Termination.

(g)
Notwithstanding any provisions in this Section 6 to the contrary, if at the time of the Employment Termination the Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such Employment Termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Employment Termination. Any monthly payment amounts deferred will be accumulated and paid to the Executive (without interest) six months after the date of Employment Termination in a lump sum, and the balance of payments due to the Executive will be paid as otherwise provided in this Section 6. Each monthly payment described in this Section 6 is designated as a “separate payment” for purposes of Section 409A and, subject to the six month delay, if applicable, and the first monthly payment shall commence on the payroll date as in effect on termination following the termination. For purposes of this Section 6, a termination of employment means a separation from service as defined in Section 409A. No reimbursement payable to the Executive pursuant to any provisions of this Section 6 or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. This Section 6 will be interpreted, administered and operated in accordance with Section 409A, although nothing in this Agreement will be construed as an entitlement to or guarantee of any particular tax treatment to the Executive.
(h)
This Agreement is intended to comply with Section 409A or an exemption under Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. This Section 6 will be interpreted, administered and operated in accordance with Section 409A, although nothing in this Agreement will be construed as an entitlement to or guarantee of any particular tax treatment to the Executive. The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
(i)
For the avoidance of doubt, no severance shall be payable under this Agreement or otherwise if the Company terminates the Executive for Good Cause or the Executive resigns without Good Reason.
7.
Enforcement and Severability. The Executive agrees that the restrictions on the Executive’s activities contained in this Agreement, particularly those in Section 5 above, are reasonable and necessary to protect the Company, including its property, rights and goodwill. If any of the restrictions on the Executive’s activities are deemed to be invalid or unenforceable based upon their duration or extent or otherwise, the parties agree that such provisions shall be modified to make them enforceable to the fullest extent permitted by law (in recognition of the parties’ intention that the restrictions are intended to provide the Company with the maximum protections permitted by law). Whenever possible, each term and covenant of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any term or covenant of this Agreement shall be prohibited by or be invalid under applicable law, such term or covenant shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such term or covenant or the remaining terms or covenants of this Agreement. The parties expressly agree that this Agreement if and as modified in accordance with this paragraph shall be binding and enforceable against each of them. The parties also acknowledge that the “Background” section is true and accurate in all respects and is an integral part of this Agreement.
8.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns. The Company may assign this Agreement to a successor without further notice to or consent of the Executive.
9.
Injunctive Relief in Event of Breach. The Executive agrees that the Executive’s breach of this Agreement would irreparably harm the Company, that damages from such breach would be difficult or impossible to estimate, and that monetary damages would be an insufficient remedy to the Company. Therefore, the Executive consents to the enforcement of this Agreement by means of a temporary or permanent injunction which may be issued without notice to the Executive and without the posting of bond, and other appropriate equitable relief in any competent court, in addition to any other remedies the Company may have under this Agreement or otherwise, as well as an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. If it is determined that the Executive breached the non-competition or non-solicitation provisions set forth in Section 5 of this Agreement, the Executive agrees that the applicable period of the Executive’s restricted activities under the breached provision shall be extended by one day for each day the Executive is found to have violated the restriction.
10.
Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without giving effect to its conflicts of law provisions.
11.
Subject to cure opportunities or processes set forth in Section 6 above, all disputes arising out of this Agreement shall be resolved as set forth in this Section 11. If any party hereto desires to make any claim arising out of this Agreement (“Claimant”), then such party shall first deliver to the other party (“Respondent”) written notice (“Claim Notice”) of Claimant’s intent to make such claim explaining Claimant’s reasons for such claim in sufficient detail for Respondent to respond. Respondent shall have ten (10) business days from the date the Claim Notice was given to Respondent to object in writing to the claim (“Notice of Objection”), or otherwise cure any breach hereof alleged in the Claim Notice. Any Notice of Objection shall specify with particularity the reasons for such objection. Following receipt of the Notice of Objection, if any, Claimant and Respondent shall immediately seek to resolve by good faith negotiations the dispute alleged in the Claim Notice, and may at the request of either party, utilize the services of an independent mediator. If Claimant and Respondent are unable to resolve the dispute in writing within ten (10) business days from the date negotiations began, then without the necessity of further agreement of Claimant or Respondent, the dispute set forth in the Claim Notice shall be submitted to binding arbitration (except for claims arising out of Sections 3 or 7 hereof), initiated by either Claimant or Respondent pursuant to this Section. Such arbitration shall be conducted before a panel of three (3) arbitrators in Tampa, Florida, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect provided that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to award damages available under applicable law, including back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), vesting and the removal of restrictions on restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) that, as of the effective date of the termination of Executive, are not then subject to any performance conditions for vesting, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or without Good Cause, as defined above, respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any mediation or arbitration proceeding shall be borne by the Company. The arbitrators shall have authority to award reasonable attorneys’ fees and costs to the prevailing party pursuant to applicable law.
12.
Waiver. The waiver or acceptance by the Company of any Executive breach of any term or condition in this Agreement shall not be deemed to be a waiver of any other term or condition, or any prior or subsequent breach of the same term or condition.
13.
Entire Agreement. The Executive may be asked, during employment, to sign additional or updated agreements. This Agreement, and any such subsequent agreements, represent the entire agreement between the Company and the Executive as to their subject matters and supersede all prior and contemporaneous employment agreements between the Company (or its parent, subsidiaries or affiliates) and the Executive. This Agreement may not be modified other than by a writing signed by both parties.
14.
Protected Rights of the Executive. Nothing in this Agreement is intended to nor does it, in any way, restrict or impede the Executive from exercising protected rights to the extent such rights cannot be waived by agreement, or from complying with any applicable law or regulation or valid order of a court of competent jurisdiction or an authorized government agency, provided that such Executive compliance does not exceed that required by the law, regulation or order.

The Executive acknowledges having read this Agreement in its entirety. The Executive agrees that the Executive fully understands the terms, conditions and obligations of the Agreement, that in deciding to sign the Agreement the Executive has not relied on any representation or statement not set forth in this Agreement, that the Executive is competent to execute this Agreement, that the Executive’s decision to sign the Agreement was not been obtained by any duress, that the Executive freely and voluntarily enters this Agreement with the Company, and that the Executive is being employed by the Company at-will. The Executive either has retained counsel in connection with this Agreement or has voluntarily declined to retain counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth under their respective signatures.

MARINEMAX, INC. By: /s/ Michael H. McLamb Michael H. McLamb Executive Vice President, Chief Financial Officer, and Secretary Date: 5/17/2024

EXECUTIVE: By: /s/ Manuel A. Alvare III Manuel A. Alvare III Date: 5/17/2024

EXHIBIT A

DATE

NAME

ADDRESS

Dear NAME:

This letter agreement and release (this “Agreement”) contains all understandings between us with respect to your separation from employment with MarineMax Inc., MarineMax Services, Inc. and any subsidiaries or affiliates(referred to throughout this Agreement as the “Employer” or the “Company”). You may be referred to throughout this Agreement as “you” or the “Employee”. By signing this Agreement you are resolving any and all issues and claims related to your employment at the Employer and your separation from such employment. This Agreement has already been signed on behalf of the Employer. There are no other written or oral agreements regarding your separation from employment at the Employer aside from what is written in this letter agreement and release.

Your last day of employment with the Employer was _____________. In consideration for your signing this Agreement and being bound by its terms, the Employer agrees to pay as contemplated in the Key Executive Retention Agreement dated _________, 20___, in the amount of $________, $_______ (per month over the next ___ months) minus all applicable customary withholdings and deductions, starting within ten (10) days from the date you sign and return this Agreement. As provided in the Policy, all existing stock [options and RSUs] not otherwise subject to performance requirements, will continue to vest over the same ____-month period. Any unused vacation days through your last day of employment will also be paid to you. You will also receive information regarding your alternatives for a lump sum distribution or direct rollover of your 401(k) account, if applicable. You agree that no other benefits or monies are owed to you or will be paid to you arising out of your employment at the Employer.

In consideration for the above, you agree to release and discharge the Employer, its shareholders, any related companies, affiliates, successors and assigns, and their respective directors, officers, employees and agents, insurers, benefit plans (including any pension or profit-sharing, savings, health, trusts or other benefit plans of any nature) as well as the plans respective trustees and administrators (the “Releasees”) from any and all causes of action, suits, claims, obligations, promises, administrative actions, complaints and demands, whatsoever, whether known or unknown, in law or in equity, that you or any other person on your behalf ever had, has, or may have as of the date you sign this Agreement (the “Released Claims”). The Released Claims include, but are not limited to, any rights or claims you may have under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (the “OWBPA”), and any other federal, state or local laws, ordinances or regulations pertaining to employment (including laws relating to harassment, discrimination or retaliation/whistleblowing), employee benefits or compensation; and any common law claims for wrongful discharge, breach of contract or implied contract, or bad faith/unfair dealings. However, the Released Claims do not include: (i) any claims arising out of or related to events occurring after you sign this Agreement; (ii) any claims for vested benefits under any Employer benefit plan; (iii) any claims which by law cannot be released by you and (iv) any claims related to the Employer’s performance under this Agreement.

You understand and acknowledge that various federal, state and local laws, provide you with the right to bring actions against the Employer if, among other things, you believe you have been discriminated against or harassed on the basis of race, ancestry, color, age, religion, sex, national origin, disability, sexual orientation, veterans status or benefit eligibility or if you have been subject to retaliation for complaining of discrimination/harassment. With full understanding of the rights afforded under those laws, you state that you have not filed any such claims against the Employer, you agree that you will not file any action in the future against the Releasees based upon any alleged violation of these Acts or based on any other theory of law. Further, you waive any rights to assert a claim for relief available under those laws or under any other theory of law or statute, including, but not limited to, back pay, front pay, attorneys’ fees, damages, interest, waiting time penalties, reinstatement, or injunctive relief. This Agreement will not preclude you from filing a lawsuit to enforce this Agreement or to file a charge of discrimination with a federal, state or local civil agency (but you agree to waive any right to any monetary recovery if such an agency successfully pursues any claim on your behalf). If, contrary to this Agreement, you initiate any type of legal action, except as provided herein, this Agreement shall serve as a complete bar to any such action, and you agree to pay any and all costs involved, including attorneys’ fees and expenses, for both yourself and the Employer, at all levels of proceedings.

By signing below, you acknowledge that this Agreement provides you with severance benefits in addition to those to which you would otherwise be entitled if you do not sign this Agreement.

The Employer, by entering into this Agreement, does not admit and expressly denies any liability to you except for the obligations set forth in this Agreement.

You acknowledge and agree that you will continue to be bound by the Confidentiality and Non-solicitation Agreement (the “Confidentiality Agreement”) executed by you on __________, in accordance with the terms and time period stated in the Confidentiality Agreement. Further, you agree not to disclose any confidential or proprietary information and you will immediately return, in unaltered form, all such information along with any Employer materials you obtained in the course of your employment, including originals and any copies, along with any other items of the Employer property in your possession, including but not limited to, access cards, cellular telephones, beepers, computers, and keys. For purposes of this Agreement, “confidential or proprietary information” means the identity of the Employer’s customers, information regarding the Employer’s customers, including but not limited to customer lists, methods of doing business, marketing and promotion of the Employer’s business, and any information disclosed to you or known by you as a consequence of or through your employment by the Employer (including information conceived, originated, discovered or developed by you or the Employer) during your employment with the Employer or its business or predecessor business. To the extent that there is any conflict between the terms of this Agreement and the Confidentiality Agreement, the conflict will be resolved so as to provide the greatest protection to the Employer.

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You agree that you have not and will not at any time disparage or make false comments about, the Employer, its current and former directors, officers or employees in any manner. You agree that you have not, directly or indirectly, made false, negative statements or comments in any form, manner or medium about the Employer or its current or former officers, directors or employees orally, in writing or in any other manner (such as through the use of emails, blogs, photographs, social media (e.g., Facebook or Twitter), or any other electronic or web-based media) and that in the future you will not engage in such conduct. If you identify the Employer as the reference for your potential future employers, persons who contact the Employer will be given only your dates of employment and last job title.

You agree that you shall not disclose the terms of this Agreement other than as required by law. However, it will not be a violation of this paragraph for you to show this Agreement to a lawyer in the course of obtaining legal advice about it, to report on your tax returns the monies being paid by the Employer pursuant to this Agreement or to inform any spouse or professional legal or tax advisor of the amount/nature of those payments if you take reasonable steps to ensure that the information will not be further disclosed, including you informing any lawyer, spouse or professional advisor that such information is confidential and must not be disclosed to others except as required by law.

You agree that you have had a full and fair opportunity to review, consider and understand this Agreement and that you are signing it freely and voluntarily and not as a result of any coercion, duress or undue influence. You also understand that you have at least twenty-one (21) days to consider this letter agreement prior to signing it. You agree that the Employer is hereby advising you in writing that you have the opportunity to consult with an attorney at your own expense prior to signing this Agreement and that the Employer is recommending that you do so. You also understand that you must sign this Agreement and deliver it to the Employer no later than 5:00 pm eastern time on (the “Policy”) __________________________ [21 days], or the offer of severance benefits in this Agreement is withdrawn.

You understand that, pursuant to the OWBPA: (i) this Agreement will be revocable by you for seven (7) days following you signing it and (ii) this Agreement is not effective or enforceable until that seven-day period expires and you have not revoked it. If you decide to revoke it, you shall not be entitled to the severance benefits provided by this Agreement. If you wish to revoke, you must provide the Employer with timely written notice of revocation of this Agreement by sending it to the Employer’s Chief Executive Officer and Chief Financial Officer at 2600 McCormick Drive, Suite 200, Clearwater, Florida 33759, so that it is received by the close of business on the seventh day after you have signed the Agreement.

You agree that no statements or representations other than those contained in writing in this Agreement have been made to you to induce you to sign the Agreement, that the Agreement supersedes any other agreement or representation as to the terms of your separation whether in writing or oral (but that the Confidentiality Agreement survives your signing of this Agreement), and that this Agreement may not be changed except upon the express, prior written consent of both you and the Employer.

The terms of this Agreement shall remain confidential, as permitted by applicable law. Notwithstanding the above, the Confidentiality Agreement executed by you shall remain in full

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force and effect in accordance with its terms for the time periods prescribed in the Confidentiality Agreement.

The Employer’s execution and performance of its obligations under this Agreement are specifically conditioned on: (a) you signing, delivering to the Employer and not revoking this Agreement within the required time period described above; (b) you keeping confidential (other than as expressly provided in this Agreement) the existence and terms of this Agreement from the time you first learns of its terms until you sign this Agreement; (c) your satisfactory performance of your duties until the Separation Date and (d) your compliance with the terms of this Agreement.

You agree that this Agreement shall be governed by and interpreted in accord with the laws of the State of Florida and that any claims arising out of this Agreement must be brought in either the relevant court having jurisdiction in Pinellas County, Florida, or the United States District Court for the Middle District of Florida (Tampa Division).

You agree that, in the event that any one or more provisions of this Agreement shall be deemed illegal or unenforceable for any reason, such provision shall be modified or deleted in such manner as to make this Agreement and/or the Release, as modified, legal and enforceable to the fullest extent permitted under applicable law.

Please indicate your agreement with all of the terms and conditions of this Agreement by signing both the original and copy of this Agreement, having them notarized, and then returning the original to me. The copy is for your files.

I wish you well in your future endeavors.

Very truly yours,

By

Title:

I acknowledge that I have read and understand the above Agreement, that I freely and voluntarily enter into it, and that I accept and agree to all terms and conditions.

NAME Date

Witnessed this day of , 20__.

My commission expires , .

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Signature of Notary Public:

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